EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2014 Fourth Quarter and Full Year Results

STAMFORD, Conn., Dec. 10, 2014 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider, today filed its fiscal 2014 annual report on Form 10-K with the SEC and announced financial results for the fiscal 2014 fourth quarter and year ended September 30, 2014.

Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013

For the fiscal 2014 fourth quarter, Star reported a 25.2 percent increase in total revenue to $222.4 million, compared with $177.6 million in the prior-year period. The top line growth was primarily due to higher sales volume of other petroleum products, which increased by 97.0 percent, as well as to home heating oil and propane volume, which rose by 7.9 percent. The year-over-year increases were largely due to the acquisition of Griffith Energy Services, Inc. ("Griffith"), completed March 4, 2014.

During the fiscal 2014 fourth quarter, Star's net loss increased by $11.9 million to $25.8 million largely due to an unfavorable change in the fair value of derivative instruments of $10.9 million, the impact of the Griffith acquisition, higher marketing expense, and a decline in service and installation profitability. During the fourth quarter of fiscal 2014, the price of home heating oil declined by over 30 cents per gallon, which reduced the market value of certain hedges purchased for the upcoming heating season. Also, as expected, Griffith's operations contributed to a larger net loss during the quarter, as would normally be the case during a non-heating season. In addition, marketing expense rose and service and installation profitability declined due in part to the expansion of certain initiatives to grow sales of other petroleum products as well as reduce net customer attrition. During the quarter Star lost 1,200 accounts, net, or 2,400 less than the prior year's comparable quarter. Certain other expenses such as insurance also rose during the quarter.

The Partnership's Adjusted EBITDA loss for the fiscal 2014 fourth quarter increased $7.2 million, to a loss of $22.4 million, due to the Adjusted EBITDA losses associated with Griffith and several smaller acquisitions totaling $1.1 million, higher marketing expense of $1.1 million, a decline in service and installation profitability of $3.0 million, and an increase in insurance expense of $1.8 million. Adjusted EBITDA is a non-GAAP financial measure (see reconciliation below) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Partnership's ability to pay distributions.

Fiscal Year Ended September 30, 2014 Compared to Fiscal Year Ended September 30, 2013

For the twelve months ended September 30, 2014, Star reported a 12.6 percent increase in total revenue to $2.0 billion, versus $1.7 billion in the prior-year period. The higher revenue was primarily due to an increase in home heating oil and propane volume, which rose by 36.2 million gallons, or 11.1 percent, to 361.0 million gallons, as the impact of colder temperatures and the additional volume provided by acquisitions more than offset the impact of net customer attrition, conservation and other factors. Temperatures in Star's geographic areas of operation for fiscal 2014 were 9.2 percent colder than the prior-year period and 4.9 percent colder than normal, as reported by the National Oceanic and Atmospheric Administration. In addition, volume of other petroleum products rose by 26.7 million gallons, or 45.2 percent, largely due to the Griffith acquisition.

Net income increased by $6.2 million to $36.1 million due to the impact of colder weather on operating results and higher home heating oil and propane margins, partially offset by higher acquisition-related depreciation and amortization expense and higher interest expense. Net income was further reduced by an increase in income tax expense primarily due to the $11.6 million higher income before taxes.

Adjusted EBITDA rose by $18.0 million, or 20.0 percent, to $108.1 million due to the increase in home heating oil and propane sales volume, higher home heating oil and propane per-gallon margins, and acquisitions. These factors more than offset (i) the higher operating and service costs largely attributable to the colder temperatures and numerous snow storms experienced during fiscal 2014; (ii) an increase in marketing expense and a decline in service and installation profitability due in part to the expansion of certain initiatives to grow sales of other services and reduce net customer attrition; and (iii) the comparison to the prior-year period's favorable impact from the storm known as "Sandy" on motor fuel sales and service and installation revenue. Adjusted EBITDA for fiscal 2014 was reduced by $4.1 million, compared to fiscal 2013, due to (i) $2.0 million of adjustments, of which $1.7 million was to correct understatements of certain sales and petroleum taxes and related penalties that, while previously contested, all pertained to years prior to fiscal 2014 and should have been recorded in such periods; (ii) $1.2 million of higher service and installation costs attributable to propane growth; and (iii) $0.9 million of acquisition-related legal and professional expenses.

"This year Star Gas proved, once again, the value of our commitment to customer service and operational excellence," said Steve Goldman, Star Gas Partners' Chief Executive Officer. "With one of the harshest winters in recent memory, we not only endured – we thrived, posting two quarters of net customer gains as smaller energy concerns could not respond with the same speed and focus. We ended the fiscal year with net customer attrition under 1%, our best performance in quite some time. I'm proud of what our team can accomplish even under the most trying of conditions.

"We also completed the acquisition of Griffith Energy Services in March, expanding our footprint and broadening our service offerings with a sizable number of motor fuel accounts. We continue to look at well-managed companies to potentially acquire but, at the same time, are investing in our operations to organically expand our customer base, particularly in the propane area. Through careful cost management we again grew per-gallon margins, posted Adjusted EBITDA of $108 million, and continued to buy back units under our existing unit repurchase plan. Overall, I was very pleased with how we ended the year."

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA each has limitations as an analytical tool and so should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a webcast open to the general public and a conference call on Thursday, December 11, 2014 at 11:00 a.m. (ET). The conference call dial-in number is 888-335-0893 or 970-315-0470 (for international callers). A webcast is also available at www.star-gas.com/events.cfm and at www.vcall.com.

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is a full service energy provider specializing in the sale of home heating products and services to residential and commercial customers. The Partnership also services and sells heating and air conditioning equipment and, in certain areas, provides home security and plumbing services. In addition, Star sells diesel fuel, gasoline and home heating oil on a delivery-only basis. Star is the nation's largest retail distributor of home heating oil, based upon sales volume, operating throughout the Northeast and Mid-Atlantic. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products that we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions; and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K for the year ended September 30, 2014, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
(in thousands)	2014	2013

ASSETS
Current assets
Cash and cash equivalents	$ 48,999	$ 85,057
Receivables, net of allowance of $9,220 and $7,928, respectively	123,800	96,124
Inventories	59,240	68,150
Fair asset value of derivative instruments	2,342	646
Current deferred tax assets, net	38,141	32,447
Prepaid expenses and other current assets	23,943	23,456
Total current assets	296,465	305,880

Property and equipment, net	67,419	51,323
Goodwill	209,331	201,130
Intangibles, net	100,783	66,790
Deferred charges and other assets, net	11,109	7,381
Total assets	$ 685,107	$ 632,504

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 21,644	$ 18,681
Fair liability value of derivative instruments	12,358	3,999
Accrued expenses and other current liabilities	102,934	87,142
Unearned service contract revenue	43,901	40,608
Customer credit balances	72,595	70,196
Total current liabilities	253,432	220,626

Long-term debt	124,572	124,460
Long-term deferred tax liabilities, net	25,181	19,292
Other long-term liabilities	8,677	8,845

Partners' capital
Common unitholders	296,968	282,289
General partner	(105)	3
Accumulated other comprehensive loss, net of taxes	(23,618)	(23,011)
Total partners' capital	273,245	259,281
Total liabilities and partners' capital	$ 685,107	$ 632,504

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in thousands, except per unit data)	2014	2013	2014	2013
	(unaudited)	(unaudited)
Sales:
Product	$ 163,441	$ 122,457	$ 1,734,475	$ 1,518,738
Installations and services	58,921	55,151	227,249	223,058
Total sales	222,362	177,608	1,961,724	1,741,796
Cost and expenses:
Cost of product	135,465	100,091	1,349,432	1,192,009
Cost of installations and services	49,390	43,998	205,868	196,659
(Increase) decrease in the fair value of derivative instruments	11,227	347	6,566	6,775
Delivery and branch expenses	55,471	44,703	282,646	250,210
Depreciation and amortization expenses	6,599	4,296	21,635	17,303
General and administrative expenses	5,597	4,547	22,592	18,356
Finance charge income	(1,199)	(574)	(6,870)	(5,521)
Operating income (loss)	(40,188)	(19,800)	79,855	66,005
Interest expense, net	(3,530)	(3,466)	(16,854)	(14,433)
Amortization of debt issuance costs	(397)	(420)	(1,602)	(1,745)
Income (loss) before income taxes	(44,115)	(23,686)	61,399	49,827
Income tax expense (benefit)	(18,287)	(9,749)	25,315	19,921
Net income (loss)	$ (25,828)	$ (13,937)	$ 36,084	$ 29,906
General Partner's interest in net income (loss)	(146)	(78)	203	159
Limited Partners' interest in net income (loss)	$ (25,682)	$ (13,859)	$ 35,881	$ 29,747

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$ (0.45)	$ (0.24)	$ 0.62	$ 0.50
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	--	--	0.05	0.03
Limited Partner's interest in net income (loss) under FASB ASC 260-10-45-60	$ (0.45)	$ (0.24)	$ 0.57	$ 0.47

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	57,456	57,898	57,476	59,409

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended September 30,
(in thousands)	2014	2013

Net loss	$ (25,828)	$ (13,937)
Plus:
Income tax benefit	(18,287)	(9,749)
Amortization of debt issuance cost	397	420
Interest expense, net	3,530	3,466
Depreciation and amortization	6,599	4,296
EBITDA	(33,589)	(15,504)

(Increase) / decrease in the fair value of derivative instruments	11,227	347
Adjusted EBITDA	(22,362)	(15,157)

Add / (subtract)
Income tax benefit	18,287	9,749
Interest expense, net	(3,530)	(3,466)
Provision for losses on accounts receivable	(1,348)	(1,333)
Decrease in accounts receivables	91,047	57,855
Increase in inventories	(10,649)	(19,079)
Increase in customer credit balances	41,155	36,841
Change in deferred taxes	(8,393)	(2,616)
Change in other operating assets and liabilities	(14,305)	(12,672)
Net cash provided by operating activities	$ 89,902	$ 50,122

Net cash used in investing activities	$ (2,997)	$ (3,316)

Net cash used in financing activities	$ (45,021)	$ (6,131)

Home heating oil and propane gallons sold	22,200	20,600
Other petroleum products	26,000	13,200
Total all products	48,200	33,800

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Twelve Months Ended September 30,
(in thousands)	2014	2013

Net income	$ 36,084	$ 29,906
Plus:
Income tax expense	25,315	19,921
Amortization of debt issuance cost	1,602	1,745
Interest expense, net	16,854	14,433
Depreciation and amortization	21,635	17,303
EBITDA	101,490	83,308

(Increase) / decrease in the fair value of derivative instruments	6,566	6,775
Adjusted EBITDA	108,056	90,083

Add / (subtract)
Income tax expense	(25,315)	(19,921)
Interest expense, net	(16,854)	(14,433)
Provision for losses on accounts receivable	7,514	6,481
(Increase) decrease in accounts receivables	12,771	(14,074)
(Increase) decrease in inventories	14,057	(20,664)
Decrease in customer credit balances	(2,433)	(15,878)
Change in deferred taxes	658	1,676
Change in other operating assets and liabilities	(3,299)	5,222
Net cash provided by operating activities	$ 95,155	$ 18,492

Net cash used in investing activities	$ (107,318)	$ (6,960)

Net cash used in financing activities	$ (23,895)	$ (34,566)

Home heating oil and propane gallons sold	361,000	324,800
Other petroleum products	85,900	59,200
Total all products	446,900	384,000
CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385 or
         cwitty@darrowir.com